Investor Relations Contact:
Robert J. Keller, CEO
APAC Customer Services, Inc.
847-374-4984
rjkeller@apacmail.com

APAC Customer Services, Inc. Hires New Chief Financial Officer

Deerfield, Ill., September 15, 2005 – APAC Customer Services, Inc. (Nasdaq:APAC), a leading provider of customer interaction solutions, today announced that George H. Hepburn III will join the Company as Senior Vice President and Chief Financial Officer effective September 19, 2005. Mr. Hepburn, age 46, was most recently Senior Vice President Finance and Development for Caremark Rx, Inc., a pharmacy benefit manager, where his responsibilities included financial operations, underwriting and pricing, industry analysis and administration.

Mr. Hepburn has 20 years of experience in strategic planning, accounting, controllership and business development. Mr. Hepburn joined Caremark in November 1993 and held numerous financial positions of increasing responsibility before being named Senior Vice President Finance and Development in June 1998. Mr. Hepburn began his career in public accounting with Ernst and Young and spent six years in commercial finance with Heller Financial before joining Caremark.

“We are excited to have someone with George’s talent and experience join our senior management team,” stated Bob Keller, APAC Customer Services’ CEO. “He is a strong leader with an established record of working collaboratively with marketing and operations to increase revenue and improve profitability.”

Mr. Hepburn holds a B.S. in Accounting from University of Florida and an MBA from the University of Central Florida.

About APAC Customer Services, Inc.

APAC Customer Services, Inc. (Nasdaq: APAC) is a leading provider of customer care solutions for market leaders in healthcare, publishing, business services, financial services, communications, travel and hospitality and insurance. APAC partners with its clients to deliver custom solutions that enhance bottom line performance. For more information, call 1-800-OUTSOURCE. APAC’s comprehensive web site is at http://www.apaccustomerservices.com.

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